KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2019 Fourth Quarter and Full Year Financial Results

Solid Reserving in 2019 leads the Pivot to Fourth Quarter Profitability

Company to Host Conference Call on March 12, 2020 at 8:30 a.m. ET

Kingston, NY — March 11, 2020 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter and year ended December 31, 2019.

Financial and Operational Highlights

2019 Fourth Quarter

(All results are compared to prior year period unless otherwise noted)

- Direct written premiums[1] increased 8.4%; personal lines grew by 23.8%
- Net premiums earned increased 12.7% to $32.6 million
- Net investment income increased 1.6% to $1.7 million
- Net loss ratio of 57.0% compared to 57.2%
- Underlying net loss ratio excluding Commercial Lines[1] of 54.7% compared to 52.4%
- Net combined ratio of 96.0% compared to 96.4%.
- Net income of $1.5 million or $0.13 per diluted share
- Net operating income[1] of $0.8 million or $0.07 per diluted share
- Book value per share of $8.17
- Return on average common equity of 6.7%

2019 Full Year

(All results are compared to prior year unless otherwise noted)

- Direct written premiums[1] increased 16.7% to $171.2 million; personal lines grew by 25.0%
- Net premiums earned increased 23.4% to $127.6 million
- Net investment income increased 11.0% to $6.9 million
- Net loss ratio of 70.7% compared to 56.4%.
- Underlying net loss ratio excluding Commercial Lines[1] of 53.1% compared to 48.0%
- Net combined ratio of 108.8% compared to 94.8%.
- Net loss of $6.0 million or $0.55 per diluted share
- Net operating loss[1] of $9.6 million or $0.89 per diluted share

Quarterly Dividend of $0.0625 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.0625 per share payable on March 13, 2020 to stockholders of record at the close of business on February 28, 2020.

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[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q4 2019" (also available at www.kingstonecompanies.com).

Management Commentary

Barry Goldstein, Kingstone's Chief Executive Officer, elaborated on the Company's results:

"We've just completed our most difficult year ever and have returned to profitability in Q4. Our underlying loss ratio, for both the quarter and full year, implies a profitable result for our ongoing business, and the pricing adjustments now underway will serve to address the increases we see from the 2018 comparable periods. During the 4th quarter we placed a new 25% quota share treaty over personal lines, allowing for us to maintain our underwriting leverage ratios within target thresholds. This will temper our 2020 results, but reduces the risks related to our personal lines portfolio while strengthening our balance sheet.

During 2019, we took actions that, while painful, were necessary. We strengthened our reserves, and I am pleased to say that we are in our strongest reserve position ever. No further reserve strengthening was required in Q4. Our exit from Commercial Lines is going according to plan, with our last commercial liability policy scheduled to run off before Q4 2020. About 40% of the commercial liability claims open at June 2019 have now been closed for amounts modestly below reserve levels.

We've taken pricing actions in all our states and will continue to take rate actions on a more proactive basis. At the same time, we are seeing heightened competition, particularly from Florida based, non-A.M. Best rated companies. We've also made underwriting changes to emphasize profitability over growth, and have culled out those types of risks that generated little return. These actions will lead to slowdown in growth, particularly in new business, but this should lead to an improvement in our 2020 profitability."

Ben Walden, EVP and Chief Actuary, elaborated on reserves:

"Our reserve position has stabilized following the concerted actions taken by management and our claims team throughout the first three quarters of 2019. Carried reserves at year-end align with those indicated by our outside appointed actuary, without requiring any further prior year adjustments in Q4. This puts us on solid ground going forward. Prior year development in 2019, mostly driven by commercial lines liability business, affected our combined ratio by 8.7 points. Once the reserving issues became apparent, we took actions to address commercial lines results by placing the line into runoff. We have been monitoring the claim runoff of commercial lines closely, and the early results are encouraging. Our new claims leadership has also implemented several process changes that we believe could further improve results across all lines. It is important to note that any benefit from these improved claims procedures is not reflected in our carried reserves as of year-end 2019."

Meryl Golden, Kingstone's Chief Operating Officer continued,

"In addition to this pivot from growth to profit, we've also made great progress during the quarter on the key initiative we call Kingstone 2.0. This is our effort to modernize the Company, building on its great foundation to make the Company even more enduring. We are adding senior leadership with deep expertise, developing new products and services, and investing in technology to build an even better version of Kingstone. We're excited to announce that Eva Paxhia has joined as VP, Sr. Product Manager, Sri Seshadri has joined as VP, CIO and Rob Jacobson has joined as VP, Operations, all with decades of experience to help transform Kingstone. While it will take some time to see the results of the investments we are making, we are confident they will lead to increased producer and policyholder satisfaction as well as higher returns for our shareholders."

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	% Change	Years Ended December 31, 2019	Years Ended December 31, 2018	% Change
Direct written premiums[1]	$ 42,881	$ 39,541	8.4%	$ 171,214	$ 146,716	16.7%
Net written premiums[1]	$ 18,159	$ 32,027	-43.3%	$ 125,579	$ 119,794	4.8%
Net premiums earned	$ 32,606	$ 28,939	12.7%	$ 127,623	$ 103,415	23.4%
Total ceding commission revenue	$ 1,668	$ 902	84.9%	$ 4,651	$ 5,333	-12.8%
Net investment income	$ 1,669	$ 1,643	1.6%	$ 6,869	$ 6,186	11.0%
U.S. GAAP net income (loss)	$ 1,455	$ (880)	-265.4%	$ (5,966)	$ 3,093	-292.9%
U.S. GAAP diluted earnings (loss) per share	$ 0.13	$ (0.08)	-262.5%	$ (0.55)	$ 0.29	-289.7%
Comprehensive income (loss)	$ 1,782	$ (1,169)	-252.4%	$ 1,687	$ (477)	-453.7%
Net operating income (loss) [1]	$ 761	$ 872	-12.7%	$ (9,593)	$ 5,065	-289.4%
Net operating income (loss) diluted earnings (loss)[1] per share	$ 0.07	$ 0.08	-12.5%	$ (0.89)	$ 0.47	-289.4%
Return on average equity (annualized)	6.7%	-3.9%	10.6 pts	-6.7%	3.4%	-10.1 pts
Net loss ratio	57.0%	57.2%	-0.2 pts	70.7%	56.4%	14.3 pts
Net underwriting expense ratio	39.0%	39.2%	-0.2 pts	38.1%	38.4%	-0.3 pts
Net combined ratio	96.0%	96.4%	-0.4 pts	108.8%	94.8%	14.0 pts
Effect of catastrophes and prior year loss development on net combined ratio[1]	0 pts	0.4 pts	-0.4 pts	6 pts	6.5 pts	-0.5 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	96.0%	96.0%	0.0 pts	102.8%	88.3%	14.5 pts

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q4 2019" (also available at www.kingstonecompanies.com).

2019 Fourth Quarter and Year End Financial Review

Net Income (Loss):

There was net income of $1.46 million during the three-month period ended December 31, 2019, compared to a net loss of $0.88 million in the prior year period. The increase in net income can be attributed to improvements in the loss and expense ratios and an increase in gains on investments relative to the prior period. For the year ended December 31, 2019, net loss was $5.97 million, down from net income of $3.09 million in the prior year. The decrease in net income can be attributed primarily to a 14.3 point increase in net loss ratio driven by adverse prior year development in our Commercial Lines business, which also led to higher loss ratios for the current year on liability lines. The increased loss ratio was also impacted by higher claim severity in our Personal Lines business as described in the Net Loss Ratio section below.

Earnings per share ("EPS"):

Kingstone reported EPS of $.13 per diluted share for the three months ended December 31, 2019, compared to a loss of $0.08 per diluted share for the three months ended December 31, 2018. For the year ended December 31, 2019, loss was $.55 per diluted share compared to EPS of $.29 per diluted share for the year ended December 31, 2018. EPS for the three-month periods ended December 31, 2019 and 2018 was based on 10.80 million and 10.73 million weighted average diluted shares outstanding, respectively. EPS for the years ended December 31,

2019 and 2018 was based on 10.77 million and 10.72 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums, Net Written Premiums and Net Premiums Earned (See Definitions and Non-GAAP Measures below):

Direct written premiums for the fourth quarter of 2019 were $42.9 million, an increase of 8.4% from $39.5 million in the prior year period. The increase is primarily attributable to a 14.1% increase in the total number of policies in-force as of December 31, 2019 as compared to December 31, 2018. For the year ended December 31, 2019, direct written premiums increased 16.7% to $171.2 million, compared to $146.7 million in the prior year.

We refer to our New York business as "Core" [1] and the business in other states as "Expansion" [1]. "Expansion Direct Written Premiums" [1] for the fourth quarter of 2019 were $8.7 million, an increase of $5.6 million from the $3.2 million written in the prior year period. For the year ended December 31, 2019, "Expansion Direct Written Premiums" were $25.6 million, an increase of $16.6 million from the $9.1 million written in the prior year.

Net written premiums decreased 43.3% to $18.2 million during the three-month period ended December 31, 2019 from $32.0 million in the prior year period. For the year ended December 31, 2019, net written premiums increased 4.8% to $125.6 million, compared to $119.8 million in the prior year. The decrease in the fourth quarter and relatively small increase for the year was attributable to the inception of a 25% personal lines quota share on December 15, 2019, resulting in the ceding of $16.3 million of unearned premiums to our reinsurers.

Net premiums earned for the quarter ended December 31, 2019 increased 12.7% to $32.6 million, compared to $28.9 million for the quarter ended December 31, 2018. For the year ended December 31, 2019, net premiums earned increased 23.4% to $127.6 million, compared to $103.4 million in the prior year. The increase was attributable to a growth in policies in force.

Net Loss Ratio and Underlying Net Loss Ratio excluding Commercial Lines[1]:

For the quarter ended December 31, 2019, the Company's net loss ratio was 57.0%, compared to 57.2% in the prior year period. During the quarter, the impact of large property claims was somewhat higher than in the prior year period, including one fire claim that reached the net single loss retention of $900,000. The impact of catastrophes had a 2.3 point impact on the net loss ratio for the quarter ended December 31, 2019, compared to a 0.4 point impact from catastrophes in the prior year period. For the quarter ended December 31, 2019, prior year loss development was slightly favorable (0.1 points), as compared to a 3.5 point unfavorable impact in the prior year period. Excluding the impact of prior year loss development and catastrophe losses, the underlying net loss ratio excluding commercial lines was 54.7% for the quarter ended December 31, 2019, compared to 52.4% in the prior year period. The underlying net loss ratio[1] increased due to a larger impact from fire claim activity in personal lines when compared to the prior year period.

For the year ended December 31, 2019, the Company's net loss ratio was 70.7%, compared to 56.4% in the prior year. The 14.3 point increase in the net loss ratio for the year ended December 31, 2019 was primarily driven by prior year loss development related to commercial liability claims as noted in previous reports and detailed below, as well as increased non-weather water damage and fire claims resulting in higher overall claim severity for personal lines business.

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[1] These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q4 2019" (also available at www.kingstonecompanies.com).

Prior year loss development for the year impacted the loss ratio by 8.7 points, compared to 1.1 points in the prior year. During the year, a detailed actuarial review of reserve levels was completed by a leading outside actuarial consulting firm. This review included an analysis of individual case reserves for a sampling of liability claims open at June 2019, as well as a full review of overall loss development through that point. As a result of this review, it was determined that adjustments to ultimate loss projections for prior accident years were required, particularly for commercial liability business. During 2019, $11.1 million of additional prior year loss development was recorded, with $8.0 million of that amount attributable to commercial lines business. In July 2019, the Company announced that it will exit commercial lines, and all policies are expected to be off the books by the end of September 2020. Excluding commercial lines, the impact of prior year development for the year was 2.7 points. In addition, the overall impact from catastrophe losses during the year was 6.0 points, unchanged from the prior year. Excluding the impact of prior year loss development and catastrophe losses, the underlying net loss ratio excluding commercial lines for the year ended December 31, 2019 was 53.1%, compared to 48.0% for the prior year. The underlying net loss ratio[1] increased due to a larger impact from non-weather water damage property claims and fire claim activity, resulting in higher overall claim severity for personal lines business.

Net Other Underwriting Expense Ratio:
For the quarter ended December 31, 2019, the net underwriting expense ratio was 39.0% as compared to 39.2% in the prior year period, a decrease of 0.2 percentage points. For the year ended December 31, 2019, the Company's net underwriting expense ratio decreased to 38.1% from 38.4% in the prior year.

Net Combined Ratio:
Kingstone's net combined ratio was 96.0% for the three-month period ended December 31, 2019, compared to 96.4% for the prior year period. For the year ended December 31, 2019, the Company's net combined ratio was 108.8% compared to 94.8% in the prior year. The increase in the year end period were driven by the increase in loss ratio as outlined above.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $231.7 million at December 31, 2019 compared to $195.6 million at December 31, 2018. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 86.3% of total investments at December 31, 2019 and 89.7% at December 31, 2018. The Company's effective duration on its fixed-income portfolio is 4.3 years.

Net investment income increased 1.6% to $1.67 million for the fourth quarter of 2019 from $1.64 million in the prior year period. Net investment income increased 11.0% to $6.87 million for the year ended December 31, 2019 from $6.19 million in the prior year. The increase in both periods was largely due to an increase in invested assets.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of December 31, 2019, AOCI was $4.77 million compared to $(2.88) million at December 31, 2018.

Book Value
The Company's book value per share at December 31, 2019 was $8.17, a decrease of 1.0% compared to $8.25 at December 31, 2018.

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Thursday, March 12, 2020, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q4 2019 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in other states (i.e., outside New York).

Net operating income (loss) - is net income (loss) exclusive of realized investment gains, net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income is provided as supplemental information, not as a substitute for net income and does not reflect the Company's overall profitability.

Underlying net loss ratio - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the effect of catastrophes and prior year loss development on the net loss ratio.

Underlying net loss ratio excluding Commercial Lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the loss ratio that relates to commercial lines, catastrophes, and prior year loss development.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant

impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the underlying net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measures are the net loss ratio and net combined ratio. The underlying net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net loss ratio and net combined ratio and do not reflect the Company's net loss ratio and net combined ratio.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products, as well as Physical Damage Only coverage to taxi, limousine, and transportation network vehicle owners in New York State. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut, Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition." Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319